CEC ENTERTAINMENT, INC.
1707 Market Place Blvd., Suite 200
Irving, Texas 75063

January 21, 2020

Thomas Leverton
6408 Riverside Drive
Plano, Texas 75024

Re: Separation Agreement and Release

Dear Tom:

I want to express to you on behalf of the Board of Directors of CEC Entertainment, Inc. (the "Company") our appreciation for your service to the Company as Chief Executive Officer and a member of the Board of Directors. This Separation Agreement ("Agreement") confirms our mutual agreement regarding the terms and conditions of your separation as Chief Executive Officer and Director of the Company. The Company agrees to provide you with a payment (as set forth in Paragraph 3) as consideration for your agreement to the provisions set forth below, including without limitation the general release of claims attached to this Agreement (the "Release").

Capitalized terms used herein but not otherwise defined shall have the meanings ascribed to them in the Employment Agreement between you and the Company entered into as of July 30, 2014 and subsequently amended as of October 12, 2018 (the "Employment Agreement").

You and the Company agree as follows:

1. Concluding Employment.

    a. You acknowledge that your employment was terminated without Cause from the Company, Queso Holdings Inc. ("Queso") and each of their direct or indirect subsidiaries and affiliates effective January 21, 2020 (the "Separation Date"). You further acknowledge your subsequent resignation from the Company's Board of Directors, and from the board of directors of all affiliates of the Company, including Queso, effective on the Separation Date. The Company hereby accepts your resignation from service on its Board of Directors.

    b. Upon the Separation Date, you will no longer hold any officer or director position, or any other position, with the Company, Queso, or any of their direct or indirect subsidiaries or affiliates.

    c. The Separation Date shall be the termination date of your employment for purposes of participation in and coverage under all benefit plans and programs sponsored by or through the Company.

    d. You hereby waive any and all rights that you may have to notice of, or attendance at, or participation in, any meeting of the Board of Directors of the Company or any of its affiliates that relates in any way to the subject of this Agreement or the

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employment of any individual who shall serve as Chief Executive Officer of the Company or its affiliates. 2. Compensation. Your total and final compensation, payments and benefits from the Company and its affiliates shall be as follows (subject to applicable deductions and withholdings): a. You will receive a final paycheck for your Annual Base Salary for employment through the Separation Date no later than January 27, 2020, which will include pay for 120 hours of accrued vacation in accordance with Company policy. b. You will receive a lump sum payment for any reimbursable expenses incurred during the performance of your duties on behalf of the Company that have been incurred, but not paid, as of your Separation Date. c. You will be entitled to your vested benefits under the Company’s 401(k) plan in accordance with the terms of such plan. You will also be offered the right to elect continued health coverage in accordance with COBRA. d. All of the options granted to you to purchase shares of common stock of Queso Holdings Inc. (“Shares”) that are not vested as of the Separation Date (425,975 options) are forfeited as of the Separation Date, and you will have 90 days from the Separation Date to exercise any or all of the vested options (193,625 options) in accordance with the term of the applicable grant agreement and the Queso Holdings Inc. 2014 Equity Incentive Plan. Any Shares you acquire upon such exercise, and the Shares you already own as of the Separation Date (79,856 Shares), as well as the Shares you shall receive pursuant to Section 2(e), are subject to the terms of the Queso Holdings Inc. Investor Rights Agreement dated August 24, 2014, including the repurchase provisions set forth therein. e. Your bonus in respect of 2019 will paid to you on the 60th day following the Separation Date (the “2019 Bonus”). You agree that (i) the dollar amount of the 2019 Bonus (the “2019 Bonus Cash Value”) is $426,250, and (ii) the 2019 Bonus will be paid in the form of 67,353 Shares (representing the product of 1.4 times the 2019 Bonus Cash Value, divided by $8.86, rounded to the nearest whole Share). If you elect, the withholding tax obligation will be satisfied by reducing the number of Shares to be issued by a number of Shares that have a fair market value equal to the withholding tax obligation. 3. Consideration. As consideration for your execution, return and non-revocation of the Release and your compliance with the other terms and conditions of this Agreement, you will be entitled to a payment in an amount (subject to applicable withholding taxes) equal to $976,250 (representing the sum of (i) your annual base salary ($550,000) plus (ii) the 2019 Bonus Cash Value ($426,250)), payable in a lump sum on the 60th day following the Separation Date. DB1/ 110398526.13 2

4. Release. As a condition to your entitlement to the payment set forth in Paragraph 3, you must timely sign, return and not revoke the Release. You must sign and return the Release no earlier than the Separation Date, and no later than February 12, 2020. Once you sign the Release, you will have a period of seven days to revoke it. The Release will become effective after the expiration of such revocation period, assuming you have not in fact exercised your right to revoke the Release.

5. No Other Entitlements. You understand and agree that the payment provided for in Paragraph 3 of this Agreement is in excess of that to which you may be entitled from the Company. Once the Company has made to you the payment provided for in Paragraph 3 of this Agreement, and those to which you are entitled to Paragraph 2, you acknowledge and agree that you will have received all entitlements due from the Company or its affiliates under the Employment Agreement and otherwise relating to your employment with the Company, including but not limited to, all wages earned, sick pay, vacation pay, bonus awards, equity or equity-based awards with respect to stock or other equity interests of the Company or any of its affiliates, including Queso Holdings Inc. (other than as set forth in Paragraph 2(d) above) and any paid and unpaid personal leave for which you were eligible and entitled, and that no other entitlements are due to you other than as set forth in this Agreement.

6. Certain Obligations. You agree that your obligations under Sections 5 and 6 of the Employment Agreement will continue in force, as will the procedural provisions of Section 9 that relate to such sections.

7. Permitted Conduct.

    a. Subject to your ethical obligations, the attorney-client privilege, the attorney work product doctrine, and/or any other applicable privileges of the Company, nothing in this Agreement or the Release shall prohibit or restrict you from: (i) making any disclosure of relevant, necessary and truthful non-privileged information or documents in connection with any charge, action, investigation, or proceeding relating to this Agreement or as required by law or legal process or (ii) participating, cooperating, or providing truthful testimony in any charge, action, investigation, or proceeding with, or providing non-privileged information to, any self-regulatory organization, governmental agency or legislative body, or the Company's Legal Department, provided that, to the extent permitted by law, upon receipt of any subpoena, court order or other legal process compelling the disclosure of any such information or documents, you give prompt written notice to CEC Entertainment, Inc., 1707 Market Place Blvd., Suite 200, Irving, Texas 75063, attention Chief Legal Officer, so as to permit the Company to protect its interests in confidentiality to the fullest extent possible. To the fullest extent provided by law, you acknowledge and agree, however, that pursuant to the Release, you are waiving any right to recover monetary damages or any other form of personal relief in connection with any such charge, action, investigation or proceeding. To the extent you receive any personal or monetary relief in connection with any such charge, action, investigation or proceeding, the Company will be entitled to an offset for

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the payment made pursuant to Paragraph 3 of this Agreement, to the fullest extent provided by law.

b. Nothing in this Agreement or the Employment Agreement restricts or prohibits you from initiating communications directly with, responding to any inquiries from, providing testimony before, providing confidential information to, reporting possible violations of law or regulation to, or from filing a claim or assisting with an investigation directly with a self-regulatory authority or a government agency or entity, including the U.S. Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General (collectively, the "Regulators"), or from making other disclosures that are protected under the whistleblower provisions of state or federal law or regulation. However, to the maximum extent permitted by law, you are waiving your right to receive any individual monetary relief from the Company or any others covered by the Release resulting from such claims or conduct, regardless of whether you or another party has filed them, and in the event you obtain such monetary relief the Company will be entitled to an offset for the payments made pursuant to this Agreement. This Agreement does not limit your right to receive an award from any Regulator that provides awards for providing information relating to a potential violation of law. You do not need the prior authorization of the Company to engage in conduct protected by this Paragraph, and you do not need to notify the Company that you have engaged in such conduct.

   Please take notice that federal law provides criminal and civil immunity to federal and state claims for trade secret misappropriation to individuals who disclose a trade secret to their attorney, a court, or a government official in certain, confidential circumstances that are set forth at 18 U.S.C. §§ 1833(b)(1) and 1833(b)(2), related to the reporting or investigation of a suspected violation of the law, or in connection with a lawsuit for retaliation for reporting a suspected violation of the law.

8. Severability. If any provision of this Agreement is held to be illegal, void or unenforceable, such provision shall have no effect; however, the remaining provisions shall be enforced to the maximum extent possible. Further, if any portion of this Agreement is held to be overbroad or unreasonable, such provision shall be given effect to the maximum extent possible by narrowing or enforcing in part that aspect of the provision found overbroad or unreasonable.

9. Breach of Agreement. You agree that if you breach any of your commitments contained in this Agreement, it will constitute a material breach as to which the Company may seek all relief available under the law or at equity, and the Company will be relieved of its obligations pursuant to Paragraph 3 of this Agreement. You further acknowledge that your breach of the promises set forth in this Agreement will cause the Company irreparable harm for which there is no adequate remedy at law, and you therefore consent to the issuance of an injunction in favor of the Company enjoining the breach of any of those promises by any court of competent jurisdiction.

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10. Acknowledgments. You hereby acknowledge that: a. The Company advises you to consult with an attorney before signing this Agreement or the Release; b. You have obtained independent legal advice from an attorney of your own choice with respect to this Agreement and the Release, or you have knowingly and voluntarily chosen not to do so; c. You have had a minimum of twenty-one (21) days to review and consider this Agreement and the Release. You and the Company agree that changes made to this Agreement and the Release, whether material or immaterial, do not restart the running of this twenty-one (21) day review period; d. If you knowingly and voluntarily choose to do so, you may accept the terms of this Agreement before the twenty-one (21) day consideration period provided for in Paragraph 10(c) above has expired; e. You are signing this Agreement and the Release voluntarily and of your own free will and agree to abide by all the terms and conditions contained herein; f. You have a right to revoke the Release by notifying the Company representative designated in Paragraph 13 in writing within seven (7) days of your execution of the Release; g. In exchange for your waivers, releases and commitments set forth in this Agreement and the Release, including your waiver and release of all claims arising under the Age Discrimination in Employment Act, the payments and other benefits that you are receiving pursuant to this Agreement (i) are in full discharge of any and all liabilities and obligations of the Company to you, monetarily or with respect to employee benefits or otherwise, including but not limited to any and all obligations arising under any alleged written or oral employment agreement, policy, plan or procedure of the Company and/or any alleged understanding or arrangement between you and the Company ; (ii) exceed any payment, benefit, or other thing of value to which you might otherwise be entitled under any policy, plan or procedure of the Company and/or any agreement between you and the Company absent signing this Agreement and the Release; and (iii) are just and sufficient consideration for the waivers, releases and commitments set forth in this Agreement and the Release; and h. No promise or inducement has been offered to you, except as expressly set forth herein, and you are not relying upon any such promise or inducement in entering into this Agreement or the Release. 11. Section 409A of the Code. Notwithstanding the other provisions hereof, this letter agreement is intended to comply with the requirements of section 409A of the Internal Revenue Code of 1986, as amended (�he �Code�). Accordingly, all provisions herein, or incorporated by reference, shall be construed and interpreted to comply with section 409A DB1/ 110398526.13 5 of the Code. Any amounts payable solely on account of an involuntary separation from service within the meaning of section 409A of the Code shall be excludible from the requirements of section 409A of the Code, either as involuntary separation pay or as short- term deferral amounts to the maximum possible extent. Any reimbursements or in-kind benefits provided under this letter agreement shall be made or provided in accordance with the requirements of section 409A of the Code, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during the period of time specified in this letter agreement, (ii) the amount of expenses eligible for reimbursement, or in kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in kind benefits to be provided, in any other calendar year, (iii) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement or in kind benefits is not subject to liquidation or exchange for another benefit. 12. Miscellaneous. a. Entire Agreement. You understand that this Agreement constitutes the complete understanding between the Company and you, and supersedes any and all agreements, understandings, and discussions, whether written or oral, between you and the Company or its affiliates relating to the subject matter hereof. No other promises or agreements shall be binding unless in writing and signed by both the Company and you after the execution of this Agreement. b. No Admission. This Agreement is not intended, and shall not be construed, as an admission that the Company has violated any federal, state, or local statute, order, law, ordinance, regulation or the like or common law, breached any contract or committed any wrong whatsoever against you. c. Construction. Should any provision of this Agreement require interpretation or construction, it is agreed by the parties that the entity interpreting or construing this Agreement shall not apply a presumption against one party by reason of the rule of construction that a document is to be construed more strictly against the party who prepared the document. d. Assignment. This Agreement is binding upon, and shall inure to the benefit of, the parties and their respective heirs, executors, administrators, successors and assigns. e. Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Delaware without regard to the principles of conflicts of law. f. Headings and Captions. The headings and captions herein are provided for reference and convenience only. They shall not be considered part of the Agreement and shall not be employed in the construction of the Agreement. 13. Acceptance. You may accept this Agreement by signing it and returning it to CEC Entertainment, Inc., 1707 Market Place Blvd., Suite 200, Irving, Texas 75063, attention DB1/ 110398526.13 6

Chief Legal Officer on or before February 12, 2020. In the event you do not accept this Agreement or the Release, or you revoke the Release, this Agreement shall be deemed automatically null and void, and the Company shall have no obligations hereunder, including but not limited to an obligation to provide the payment pursuant to Paragraph 3. 14. Counterparts. This letter may be executed in one or more counterparts, all of which will be considered one and the same agreement and will become a binding agreement when one or more counterparts have been signed by each party and delivered to the other party. Sincerely, CEC ENTERTAINMENT, INC. By: fu~ ~ [Yl Name: Andrew S. Jhawar Title: Chairman UNDERSTOOD, AGREED TO AND ACCEPTED WITH THE INTENTION TO BE LEGALLY BOUND: Date: I/)/ / ~.2-~'-- OB1/ 110398526.13 7

Release

I, Thomas Leverton, the undersigned, agree to accept the payment set forth on Paragraph 3 of the separation agreement between me and CEC Entertainment, Inc. (the "Company") dated as of January 21, 2020 (the "Separation Agreement") in full resolution and satisfaction of, and hereby IRREVOCABLY AND UNCONDITIONALLY RELEASE, REMISE AND FOREVER DISCHARGE the Company and Releasees from any and all agreements, promises, liabilities, claims, demands, rights and entitlements of any kind whatsoever, in law or equity, whether known or unknown, asserted or unasserted, fixed or contingent, apparent or concealed, to the maximum extent permitted by law ("Claims"), which I, my heirs, executors, administrators, successors or assigns ever had, now have or hereafter can, shall or may have for, upon, or by reason of any matter, cause or thing whatsoever existing, arising, occurring or relating to my employment and/or termination thereof with the Company and Releasees, or my economic rights as an equity holder of the Company or Releasees, at any time on or prior to the date I execute this Release, including, without limitation, any and all Claims arising out of or relating to compensation, benefits, any and all contract claims, tort claims, fraud claims, claims for bonuses, commissions, sales credits, etc., defamation, disparagement, or other personal injury claims, claims for accrued vacation pay, claims under any federal, state or municipal wage payment, discrimination or fair employment practices law, statute or regulation, and claims for costs, expenses and attorneys' fees with respect thereto. This release and waiver includes, without limitation, any and all rights and claims under Title VII of the Civil Rights Act of 1964, the Civil Rights Acts of 1866, 1871 and 1991, Section 1981 of U.S.C,, the Employee Retirement Income Security Act, the Age Discrimination in Employment Act (including but not limited to the Older Workers Benefit Protection Act), the Americans with Disabilities Act, the Genetic Information Non-discrimination Act, the Family and Medical Leave Act, the Equal Pay Act, the Arizona Civil Rights Act, the Arizona Employment Protection Act, the Arizona Wage Act, the Arizona Minimum Wage Act, the Arizona Equal Pay Act, the Arizona Occupational Safety and Health Law, the Arizona Right to Work Act, the Arizona Drug Testing of Employees Act and the Arizona Medical Marijuana Act, and all amendments to the foregoing, and any other federal, state or local statute, ordinance, regulation or constitutional provision regarding employment, compensation, employee benefits, termination of employment or discrimination in employment.

Except as permitted by Paragraph 7(b) of the Separation Agreement and explained below, I represent and affirm (i) that I have not filed any Claim against the Company or Releasees and (ii) that to the best of my knowledge and belief, there are no outstanding Claims.

For the purpose of implementing a full and complete release and discharge of Claims, I expressly acknowledge that this Release is intended to include in its effect, without limitation, all the Claims described in the preceding paragraphs, whether known or unknown, apparent or concealed, and that this Release contemplates the extinction of all such Claims, including Claims for attorney's fees. I expressly waive any right to assert after the execution of this Release that any such Claim has, through ignorance or oversight, been omitted from the scope of the Release.

For purposes of this Release, the term "the Company and Releasees" includes the Company and its past, present and future direct and indirect parents (including without limitation Apollo Global

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Management, LLC and its affiliates), subsidiaries, affiliates, divisions, predecessors, successors, and assigns, and their past, present and future officers, directors, shareholders, representatives, agents, attorneys and employees, in their official and individual capacities, and all other related individuals and entities, jointly and individually, and this Release shall inure to the benefit of and shall be binding and enforceable by all such entities and individuals.

Notwithstanding anything in this Release to the contrary, I do not waive (i) the entitlements pursuant to Paragraphs 2 and 3 of the Separation Agreement, (ii) any claims that, by law, may not be waived, (iii) any right to indemnification under the governing documents of the Company or any indemnification agreement between me and the Company, or under any directors and officers insurance policy, with respect to my performance of duties as an officer or director of the Company, (iv) any claim or right I may have for unemployment insurance benefits, workers' compensation benefits, state disability and/or paid family leave insurance benefits pursuant to the terms of applicable state law, and (v) any rights you may have with respect to the Shares (as defined in the Separation Agreement) you hold or may acquire (in each case as set forth in Paragraphs 2(d) or 2(e) of the Separation Agreement) pursuant to the documents governing such Shares.

I understand that nothing in this Release or the Separation Agreement restricts or prohibits me from initiating communications directly with, responding to any inquiries from, providing testimony before, providing confidential information to, reporting possible violations of law or regulation to, or from filing a claim or assisting with an investigation directly with a self-regulatory authority or a government agency or entity, including the U.S. Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General (collectively, the "Regulators"), or from making other disclosures that are protected under the whistleblower provisions of state or federal law or regulation. However, I acknowledge that to the maximum extent permitted by law, I am waiving my right to receive any individual monetary relief from the Company or any others covered by this Release resulting from such claims or conduct, regardless of whether I or another party has filed them, and in the event I obtain such monetary relief the Company will be entitled to an offset for the payments made pursuant to this Release and the Separation Agreement. I understand that this Release and the Separation Agreement do not limit my right to receive an award from any Regulator that provides awards for providing information relating to a potential violation of law. I further understand that I do not need the prior authorization of the Company to engage in conduct protected by this Paragraph, and that I do not need to notify the Company that I have engaged in such conduct.

I have taken notice that federal law provides criminal and civil immunity to federal and state claims for trade secret misappropriation to individuals who disclose a trade secret to their attorney, a court, or a government official in certain, confidential circumstances that are set forth at 18 U.S.C. §§ 1833(b)(1) and 1833(b)(2), related to the reporting or investigation of a suspected violation of the law, or in connection with a lawsuit for retaliation for reporting a suspected violation of the law.

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